      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1996
                                                    REGISTRATION NO. 333-4835

=============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------


                               AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                             ALASKA AIR GROUP, INC.


             (Exact name of registrant as specified in its charter)


DELAWARE                                     91-1292054
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)

                           19300 Pacific Highway South
                            Seattle, Washington 98188
                                 (206) 433-3200
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 KEITH LOVELESS
                Corporate Secretary and Associate General Counsel
                           19300 Pacific Highway South
                            Seattle, Washington 98188
                                 (206) 433-3131
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  ------------

                                   Copies to:

                             Stephen A. McKeon, Esq.
                            L. Michelle Wilson, Esq.
                                  Perkins Coie
                          1201 Third Avenue, 40th Floor
                         Seattle, Washington 98101-3099

                                  ------------

                Approximate date of commencement of proposed sale
              to the public: From time to time after the effective
                      date of this Registration Statement.

                                  ------------

         If any of the securities being registered on this form are to be offered pursuant to dividend reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1993, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
/ /  _______________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1993, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                                                  CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
      TITLE OF EACH CLASS OF           AMOUNT TO BE     PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
    SECURITIES TO BE REGISTERED       REGISTERED (1)       PRICE PER UNIT (2)           OFFERING PRICE (2)        REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
Convertible Debt Securities of
   Alaska Air Group, Inc..........                               100%
Common Stock, $1.00 par value, of
   Alaska Air Group, Inc. (3).....                                _
   Total..........................    $182,250,000                                        $182,250,000               $62,845(4)
====================================================================================================================================

(1) If any of these securities are issued at an original issue discount, the principal amount will be increased such that the aggregate proceeds will equal $182,250,000.

(2)    Estimated solely for the purpose of computing the registration fee.

(3) Includes shares of Common Stock as may be issued pursuant to the Prospectus relating solely to the Common Stock or issuable upon conversion of Convertible Debt Securities. Includes rights to purchase Series A Participating Preferred Stock of Alaska Air Group, Inc. associated with the Common Stock.

(4)    Previously paid.


         The registrant has filed a Registration Statement on Form S-3 (No. 33-52265) which first became effective on March 23, 1994. Pursuant to Rule 429 under the Securities Act of 1933, as amended, (i) the Prospectus contained herein relating solely to convertible debt securities of Alaska Air Group, Inc. relates to the principal amount of $200,000,000 of securities (together with Common Stock of Alaska Air Group, Inc. issuable upon conversion) covered by Registration Statement No. 33-52265, of which securities in the principal amount of $67,750,000 remain unissued and securities in the principal amount of $17,750,000 are being carried forward with respect to the Prospectus contained herein relating solely to the convertible debt securities of Alaska Air Group, Inc., and (ii) the Prospectuses contained herein relate to the principal amount of $182,250,000 of securities (together with Common Stock of Alaska Air Group, Inc. issuable upon conversion) covered by this Registration Statement, all of which remain unissued. A filing fee of $68,966 was paid in connection with Registration Statement No. 33-52265.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                EXPLANATORY NOTE


         This Registration Statement consists of two separate forms of Prospectuses, covering securities to be registered as follows:

         (1)      Convertible Debt Securities of Alaska Air Group, Inc. and

         (2)      Common Stock of Alaska Air Group, Inc.

         Neither of these Prospectuses will be used to consummate sales of securities unless accompanied by a Prospectus Supplement applicable to the securities offered.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED AUGUST 6, 1996

PROSPECTUS

                             ALASKA AIR GROUP, INC.

                           CONVERTIBLE DEBT SECURITIES

                                  ------------


         Alaska Air Group, Inc. ("Air Group") may from time to time offer its convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of Air Group convertible into Common Stock, par value $1.00 per share ("Common Stock"). The Convertible Debt Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $200,000,000 aggregate public offering price. Certain specific terms of the Convertible Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific designation, aggregate principal amount, the denomination, maturity, premium, if any, the rate (which may be fixed or variable), time and method of calculating payment of interest, if any, the place or places where principal of, premium, if any, and interest, if any, on such Convertible Debt Securities will be payable, any terms of redemption at the option of Air Group or the holder, any sinking fund provisions, terms for conversion into Common Stock, the initial public offering price and other special terms. The Prospectus Supplement will indicate whether the Convertible Debt Securities will be Convertible Senior Debt Securities, which will rank equally with all other unsubordinated and unsecured indebtedness of Air Group, or as Convertible Subordinated Debt Securities which will be subordinated in right of payment to all Senior Indebtedness of Air Group (as hereinafter defined). See "Description of Convertible Debt Securities--Subordination of Convertible Subordinated Debt Securities."

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

         Air Group may sell the Convertible Debt Securities to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Convertible Debt Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

         This Prospectus may not be used to consummate sales of Convertible Debt Securities unless accompanied by a Prospectus Supplement applicable to the Convertible Debt Securities being sold.

                                  ------------

                THE DATE OF THIS PROSPECTUS IS __________, 1996.

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Air Group or the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Convertible Debt Securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of Air Group since the date hereof.

                              AVAILABLE INFORMATION

          Air Group is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 75 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material filed by Air Group may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


         This Prospectus constitutes a part of a registration statement on Form S-3 (Registration No. 33-52265) filed by Air Group and Alaska Airlines, Inc. ("Alaska") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and a part of a registration statement filed on Form S-3 (Registration No. 333-4835) by Air Group with the Commission under the Securities Act (such registrations statements collectively, together with all amendments and exhibits, the "Registration Statements"). This Prospectus does not contain all of the information included in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statements or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to Air Group and the Convertible Debt Securities offered hereby.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated into this Prospectus by reference and made a part hereof: Air Group's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Air Group's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, Air Group's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, the description of Air Group's Common Stock contained in Air Group's Registration Statement on Form 8-A filed with the Commission on September 19, 1985, including any amendments or reports filed for the purposes of updating such description, and the description of the rights to purchase Series A Participating Preferred Stock in Air Group's Registration Statement on Form 8-A filed with the Commission on December 11, 1986, including any amendments or reports filed for purposes of updating such description.


          All documents filed by Air Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus, and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Air Group will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to the office of the Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, Washington 98168 (telephone (206) 433-3131).

                              AIR GROUP AND ALASKA


         Air Group is a holding company incorporated in Delaware in 1985. Its principal subsidiaries are Alaska and Horizon Air Industries, Inc. ("Horizon"). Alaska, founded in 1932, provides scheduled air transportation to 37 cities in Alaska, Washington, Oregon, Nevada, California and Arizona, three cities in Mexico, four cities in Russia, one city in Canada and many smaller communities in Alaska and California through code-sharing agreements with local carriers. As of December 31, 1995, Alaska operated 24 owned and 50 leased jet aircraft with an average age of 6.6 years. During 1995, Alaska entered into a marketing agreement with Northwest Airlines whereby certain Alaska flights and certain Northwest flights are dual-designated in airline computer reservation systems as Alaska Airlines and Northwest Airlines. Horizon, a regional commuter carrier founded in 1981, provides scheduled air transportation to 36 cities in Washington, Oregon, Montana, Idaho, California and Wyoming, as well as four cities in Canada. Horizon provides interconnecting passenger traffic to Alaska Airlines through its major hub cities, Seattle, Portland and Spokane. As of December 31, 1995, Horizon operated five owned and 62 leased aircraft with an average age of 9.8 years. The principal executive offices of Air Group are located at 19300 Pacific Highway South, Seattle, Washington 98188 (telephone
(206) 433-3200).



         For the year ended December 31, 1995, Air Group's consolidated operating revenues were $1.4 billion, of which 89% came from scheduled passenger services, 7% came from freight and mail, and 4% came from mileage plan partners and other nonpassenger sources. Alaska carried approximately 10.1 million passengers in 1995 and accounted for approximately 80% of Air Group's consolidated 1995 operating revenues. Horizon carried approximately 3.8 million passengers in 1995 and accounted for the remaining 20% of Air Group's consolidated 1995 operating revenues.


         In each year since 1973, Alaska has carried more passengers between Alaska and the U.S. mainland than any other airline. Passenger traffic within Alaska and between Alaska and the U.S. mainland accounted for 27% of Alaska's total revenue passenger miles in 1995, while West Coast traffic accounted for 66% and the Mexico markets 7%. Based on passenger enplanements, Alaska's leading airports are Seattle, Portland, Anchorage and Los Angeles. Based on revenues, its leading nonstop routes were Seattle-Anchorage, Seattle-Los Angeles and Seattle-San Francisco.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds to Air Group from the sale of the Convertible Debt Securities offered hereby will be added to the working capital of Air Group and will be available for general corporate purposes, among which may be the repayment of outstanding indebtedness and financing of capital expenditures by Alaska and Horizon, including the acquisition of aircraft and related equipment.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for Air Group for the periods indicated. Earnings represents earnings before accounting change, income tax expense and fixed charges (excluding interest capitalized). Fixed charges consist of interest and the portion of rental expense deemed representative of the interest factor.

                                1996                       1995           1994          1993           1992          1991
                       -------------------------          -------------------------------------------------------------------
                       Six Months Ended June 30,                                Year Ended December 31,
                       -------------------------          -------------------------------------------------------------------
Ratio ..........................  1.32                     1.28            1.36          (a)           (a)           1.10

- -----------

(a) For the years ended December 31, 1993 and 1992, Air Group's earnings were inadequate to cover fixed charges by $46.3 million and $131.8 million, respectively.

                   DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

         The Convertible Senior Debt Securities are to be issued under an Indenture between Air Group and a Trustee (the "Convertible Senior Debt Indenture"). The Convertible Subordinated Debt Securities are to be issued under an Indenture between Air Group and a Trustee (the "Convertible Subordinated Debt Indenture"). The Convertible Senior Debt Securities Indenture and the Convertible Subordinated Debt Securities Indenture are referred to herein individually as the "Indenture" and collectively as the "Indentures." A copy of each Indenture is filed as an exhibit to the Registration Statement. Information regarding the Trustee will be set forth in the applicable Prospectus Supplement.


         The Convertible Debt Securities offered pursuant to this Prospectus will be limited to $200,000,000 aggregate principal amount (or such greater amount, if Convertible Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $200,000,000 to Air Group). The statements herein relating to the Convertible Debt Securities and the Indentures are summaries and are subject to the detailed provisions of the Indentures. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures, including the definitions therein of certain terms capitalized in this Prospectus. Whenever particular Sections or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.


GENERAL

         The Indentures do not limit the aggregate principal amount of Convertible Debt Securities which may be issued thereunder and provide that Convertible Debt Securities may be issued from time to time in one or more series. The Convertible Senior Debt Securities will be unsecured and unsubordinated obligations of Air Group and will rank on a parity with all other unsecured and unsubordinated indebtedness of Air Group. The Convertible Subordinated Debt Securities will be unsecured obligations of Air Group and, as set forth below under "Subordination of Convertible Debt Securities," will be subordinated in right of payment to all Senior Indebtedness. The Indenture does not limit Air Group's right to incur additional Senior Indebtedness. As of December 31, 1995, Senior Indebtedness of Air Group on a consolidated basis aggregated approximately $467,409,000.

         Reference is made to the Prospectus Supplement which accompanies this Prospectus for a description of the specific series of Convertible Debt Securities being offered thereby, including: (1) the specific designation of such Convertible Debt Securities; (2) any limit upon the aggregate principal amount of such Convertible Debt Securities; (3) the date or dates on which the principal of such Convertible Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Convertible Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Convertible Debt Securities will be payable;

(8) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Convertible Debt Securities may be redeemed, in whole or in part, at the option of Air Group; (9) the obligation, if any, of Air Group to redeem or purchase such Convertible Debt Securities pursuant to any sinking fund or analogous provisions, upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, such Convertible Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (10) the denominations in which such Convertible Debt Securities are authorized to be issued; (11) the terms and conditions upon which conversion will be effected, including the conversion price, the conversion period and other conversion provisions in addition to or in lieu of those described below; (12) if other than the principal amount thereof, the portion of the principal amount of such Convertible Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (13) the person to whom any interest on any such Convertible Debt Security shall be payable if other than the person in whose name such Convertible Debt Security is registered on the applicable record date; (14) any addition to, or modification or deletion of, any Event of Default (as hereinafter defined) or any covenant of Air Group specified in the Indenture with respect to such Convertible Debt Securities;
(15) the application, if any, of such means of covenant defeasance as may be specified for such Convertible Debt Securities; (16) if applicable, provisions related to the issuance of Convertible Debt Securities in book entry form; (17) any addition to, or modification or deletion of, any provision of the Indenture related to the subordination of such Convertible Debt Securities; and (18) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible Debt Securities will not be listed on any securities exchange. (Section 3.1 of the Indentures.)

         Unless otherwise specified in the applicable Prospectus Supplement, Convertible Debt Securities will be issued in fully registered form without coupons. Where Convertible Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Convertible Debt Securities and to payment on and transfer and exchange of such Convertible Debt Securities will be described in the applicable Prospectus Supplement.

         Convertible Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Convertible Debt Securities will be described in the applicable Prospectus Supplement.

         The general provisions of the Indentures do not afford holders of the Convertible Debt Securities protection in the event of a highly leveraged or other transaction involving Air Group or Alaska that may adversely affect holders of Convertible Debt Securities. Any covenants or other provisions included in a supplement or amendment to any Indenture for the benefit of the holders of any particular series of Convertible Debt Securities will be described in the applicable Prospectus Supplement.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

         Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Convertible Debt Securities will be made at the office or agency of Air Group maintained for that purpose, as Air Group may designate from time to time, except that, at the option of Air Group, interest payments, if any, on Convertible Debt Securities in registered form may be made by (i) checks mailed by the Trustee to the holders of Convertible Debt Securities entitled thereto at their registered addresses or (ii) wire transfer to an account maintained by the Person entitled thereto as specified in the Register. (Sections 3.7 and 9.2 of the Indentures.) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Convertible Debt Securities in registered form will be made to the Person in whose name such Convertible Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7 of the Indentures.)

         Unless otherwise provided in the applicable Prospectus Supplement, Convertible Debt Securities in registered form will be transferable or exchangeable at the agency of Air Group maintained for such purpose as designated by Air Group from time to time. (Sections 3.5 and 9.2 of the Indentures.) Convertible Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of the Indentures.)

CONVERSION RIGHTS

         The terms on which Convertible Debt Securities of any series are convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms shall include provisions as to whether conversion is mandatory, at the option of the holder, or at the option of Air Group, and may include provisions in which the number of shares of Common Stock to be received by the holders of Convertible Debt Securities would be calculated according to the market price of Common Stock as of a time stated in the Prospectus Supplement.

SUBORDINATION OF CONVERTIBLE SUBORDINATED DEBT SECURITIES

         Unless otherwise provided in the applicable Prospectus Supplement, the obligation of Air Group to make payment on account of the principal of, and premium, if any, and interest on Convertible Subordinated Debt Securities will be subordinated and junior in right of payment, as set forth in the Convertible Subordinated Debt Securities Indenture and described below, to the prior payment in full of all Senior Indebtedness.

         "Senior Indebtedness" means all Indebtedness of Air Group unless such Indebtedness, by its terms or the terms of the instrument creating or evidencing it, is subordinate in right of payment to or pari passu with the Convertible Subordinated Debt Securities. (Section 1.1 of the Convertible Subordinated Debt Securities Indenture.) Air Group's 7 3/4% Convertible Subordinated Debentures Due 2010 and 6 7/8% Convertible Subordinated Debentures Due 2014 do not constitute Senior Indebtedness. "Indebtedness," when used with respect to Air Group, means, without duplication, the principal of, and premium, if any, and accrued and unpaid interest (including post-petition interest) on (i) indebtedness of Air Group for money borrowed, (ii) Indebtedness guarantees by Air Group of indebtedness for money borrowed by any other person, (iii) indebtedness of Air Group evidenced by notes, debentures, bonds or other instruments of indebtedness for payment of which Air Group is responsible or liable, by Indebtedness guarantees or otherwise, (iv) obligations for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (v) obligations of Air Group under Capital Leases and Flight Equipment leases, (vi) obligations under interest rate and currency swaps, caps, collars, options, forward or spot contracts or similar arrangements or with respect to foreign currency hedges, and (vii) commitment and other bank financing fees under contractual obligations associated with bank debt; provided, however, that Indebtedness shall not include amounts owed to trade creditors in the ordinary course of business. (Section 1.1 of the Convertible Subordinated Debt Securities Indenture.)

         No payment on account of principal of, or premium, if any, or interest on, the Convertible Subordinated Debt Securities may be made if (i) any Senior Indebtedness is not paid when due or (ii) the maturity of any Senior Indebtedness is accelerated unless, in either case, (a) such failure to pay or acceleration relates to such Senior Indebtedness in an aggregate amount equal to less than $25 million, (b) the default has been cured or waived or has ceased to exist, (c) such acceleration has been rescinded, or (d) such Senior Indebtedness has been paid in full. During the continuance of any default (other than a default described in the preceding sentence) on Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately (i.e., without further notice and after the expiration of any applicable grace periods) and upon notice by holders of at least $25 million of

Senior Indebtedness to Air Group and the Trustee (a "Payment Notice"), Air Group may not make any payments (a "Payment Block") on the Convertible Subordinated Debt Securities until 120 days have elapsed following the receipt of such Payment Notice. After 120 days Air Group may resume payment on the Convertible Subordinate Debt Securities unless payment is prohibited by the first sentence of this paragraph. No more than one Payment Notice is permitted for any one default on Senior Indebtedness (which shall not bar subsequent Payment Notices for other such defaults). All events of default on Senior Indebtedness occurring within a 30-day period shall be treated as one event of default on such Senior Indebtedness for purposes of the preceding sentence. No more than two Payment Blocks are permitted within any 12-month period. Except as provided in the next paragraph, a failure to make any payment with respect to the Convertible Subordinated Debt Securities as a result of the foregoing provisions will not limit the right of the holders of the Convertible Subordinated Debt Securities to accelerate the maturity thereof as a result of such payment default. (Section
13.2 of the Convertible Subordinated Debt Securities Indenture.)

         Upon any distribution of the assets of Air Group upon any dissolution, total or partial liquidation or reorganization of or similar proceeding relating to Air Group, the holders of Senior Indebtedness will be entitled to receive payment in full before the holders of the Convertible Subordinated Debt Securities are entitled to receive any payment. Upon any Event of Default with respect to the Convertible Subordinated Debt Securities, the Trustee or holders of 25% of the Convertible Subordinated Debt Securities must give notice of such Event of Default and the intention to accelerate to Air Group and any other holders of Senior Indebtedness which have theretofore requested such notice, and such acceleration shall not become effective unless and until such Event of Default is continuing on the 60th day after the date of delivery of such notice of intention to accelerate; provided, however, that the Convertible Subordinated Debt Securities shall become immediately due and payable upon notice in the event of a bankruptcy or insolvency of Air Group. (Section 13.3 of the Convertible Subordinated Debt Securities Indenture.) By reason of such subordination, in the event of insolvency, creditors of Air Group who are holders of Senior Indebtedness or of other unsubordinated Indebtedness of Air Group may recover more, ratably, than the holders of the Convertible Subordinated Debt Securities.

CONSOLIDATION, MERGER OR SALE BY THE ISSUER

         The Indentures provide that Air Group may, without the consent of the holders of Convertible Debt Securities, merge or consolidate with or into any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, firm or corporation, if (i) (a) in the case of a merger or consolidation, Air Group is the surviving corporation or (b) in the case of a merger or consolidation where Air Group is not the surviving corporation and in the case of such a sale, conveyance or other disposition, the successor or acquiring corporation is a corporation organized and existing under the laws of the United States of America or a State thereof and such corporation expressly assumes by supplemental indenture all the obligations of Air Group under the Convertible Debt Securities and any coupons appertaining thereto and under the Indentures, and (ii) immediately after giving effect to such merger or consolidation, or such sale, conveyance, transfer or other disposition, no Default (as hereinafter defined) or Event of Default shall have occurred and be continuing. In the event a successor corporation assumes the obligations of Air Group, such successor corporation shall succeed to and be substituted for Air Group under the Indentures and under the Convertible Debt Securities and any coupons appertaining thereto and all obligations of Air Group shall terminate. (Section 7.1 of the Indentures.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

         The Indentures provide that, if an Event of Default specified therein occurs with respect to the Convertible Debt Securities of any series issued thereunder and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Convertible Debt Securities of that series, by written notice to Air Group (and to the Trustee for such series, if notice is given by such holders of Convertible Debt Securities), may declare the principal (or, if the Convertible Debt Securities of that series are original issue discount Convertible Debt Securities or indexed Convertible Debt Securities, such portion of the principal amount specified in the Prospectus Supplement) of all the Convertible Debt Securities of that series to be due and payable, subject in the case of Convertible Subordinated Debt Securities to the 60 day prior notice requirement described above under "Subordination of Convertible Subordinated Debt Securities," provided that Convertible Debt Securities shall become immediately due and payable without prior notice upon a bankruptcy or insolvency of Air Group. (Section 5.2 of the Indentures.)

         "Events of Default" with respect to Convertible Debt Securities of any series issued thereunder are defined in the Indentures as being: default for 30 days in payment of any interest on any Convertible Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Convertible Debt Securities of such series as specified in the applicable Prospectus Supplement when due; default for ten days in payment of principal, premium, if any, or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Convertible Debt Securities of that series when due; default for 60 days after notice to Air Group by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Convertible Debt Securities of such series then outstanding, in the performance of any other agreement in the Convertible Debt Securities of that series, in the Indentures or in any supplemental indenture or board resolution referred to therein under which the Convertible Debt Securities of that series may have been issued; default resulting in acceleration of other indebtedness of Air Group for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within ten days after the written notice thereof to Air Group by the Trustee or to Air Group and the Trustee by the holders of 25% in aggregate principal amount of the Convertible Debt Securities of such series then outstanding, provided that such Event of Default will be cured or waived if the default that resulted in the acceleration of such other indebtedness is cured or waived; and certain events of bankruptcy, insolvency or reorganization of Air Group. (Section 5.1 of the Indentures.) Events of Default with respect to a specified series of Convertible Debt Securities may be added to the Indenture under which the series is issued and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1(7) of the Indentures.)

         The Indentures provide that the Trustee for any series of Convertible Debt Securities shall, within 90 days after the occurrence of a Default with respect to Convertible Debt Securities of that series, give to the holder of the Convertible Debt Securities of that series notice of all uncured Defaults known to it, provided that, except in the case of default in payment on the Convertible Debt Securities of that series, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers (as described therein) in good faith determines that withholding such notice is in the interest of the holders of the Convertible Debt Securities of that series. (Section 6.6 of the Indentures.) "Default" means any event which is, or, after notice or passage of time or both, would be, an Event of Default. (Section 1.1 of the Indentures.)

         The Indentures provide that the holders of a majority in aggregate principal amount of the Convertible Debt Securities of each series affected (with each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8 of the Indentures.)

         The Indenture includes a covenant that Air Group will file annually with the Trustee a certificate as to Air Group's compliance with all conditions and covenants of the applicable Indenture. (Section 9.7 of the Indentures.)

         The holders of a majority in aggregate principal amount of any series of Convertible Debt Securities by notice to the Trustee for such series may waive, on behalf of the holders of all Convertible Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or

Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Convertible Debt Security and certain other defaults. (Section 5.7 of the Indentures.)

MODIFICATION OF THE INDENTURES

         The Indenture contains provisions permitting Air Group and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Convertible Debt Securities in order (i) to evidence the succession of another corporation to Air Group and the assumption of the covenants of Air Group by a successor to Air Group; (ii) to add to the covenants of Air Group or surrender any right or power of Air Group; (iii) to add additional Events of Default with respect to any series; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Convertible Debt Securities in bearer form; (v) to add to, change or eliminate any provision affecting Convertible Debt Securities not yet issued;
(vi) to secure the Convertible Debt Securities; (vii) to establish the form or terms of Convertible Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Convertible Debt Securities in bearer form in the United States; (x) to correct or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indentures, provided that such action does not adversely affect the interests of any holder of Convertible Debt Securities of any series issued under such Indentures; or (xi) to cure any ambiguity or correct any mistake. (Section 8.1 of the Indentures.)

         The Indenture also contains provisions permitting Air Group and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Convertible Debt Securities of each series affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or any supplemental indenture or modifying the rights of the holders of Convertible Debt Securities of such series, except that no such supplemental Indenture may, without the consent of the holder of each Convertible Debt Security so affected; (i) change the time for payment of principal or interest on any Convertible Debt Security; (ii) reduce the principal of, or any installment of principal of, or interest on any Convertible Debt Security; (iii) reduce the amount of premium, if any, payable upon the redemption of any Convertible Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of an Original Issue Discount Convertible Debt Security; (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Debt Security; (vi) reduce the percentage in principal amount of the outstanding Convertible Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults; (vii) change the obligation of Air Group to maintain an office or agency in the places and for the purposes specified in the Indentures; or (viii) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2 of the Indentures.)

COVENANT DEFEASANCE

         If indicated in the Prospectus Supplement, Air Group may elect to be released from its obligations with respect to certain covenants applicable to the Convertible Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the Trustee for such series (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in the amount sufficient to pay the principal of and any premium or interest on such Convertible Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payment thereon. Upon the occurrence of a covenant defeasance, Air Group will be released only from its obligations to comply with certain covenants contained in the Indenture relating to such Convertible Debt Securities, will continue to be obligated in all other respects under such Convertible Debt

Securities and will continue to be contingently liable with respect to the payment of principal, interest, if any, and premium, if any, with respect to such Convertible Debt Securities.

         Unless otherwise specified in the applicable Prospectus Supplement and except as described below, the conditions to covenant defeasance are as follows:
(i) such covenant defeasance must not result in a breach or violation of, or constitute a Default or Event of Default under, the Indentures, or result in a breach or violation of, or constitute a default under, any other material agreement or instrument of Air Group; (ii) certain bankruptcy related Defaults or Events of Default with respect to Air Group must not have occurred and be continuing during the period commencing on the date of the deposit of the trust funds to covenant defease such Convertible Debt Securities and ending on the 91st day after such date; (iii) Air Group must deliver to the Trustee an Opinion of Counsel to the effect that the holders of such Convertible Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at all the same times as would have been the case if such covenant defeasance had not occurred; (iv) Air Group must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel with respect to compliance with the conditions precedent to such covenant defeasance; and (v) any additional conditions to such covenant defeasance which may be imposed on Air Group pursuant to the Indentures. (Article 4 of the Indentures.) The Indenture requires that a nationally recognized firm of independent public accountants deliver to the Trustee a written certification as to the sufficiency of the trust funds deposited for the covenant defeasance of such Convertible Debt Securities. The Indenture does not provide the holders of such Convertible Debt Securities with recourse against such firm. As described above, in the event of a covenant defeasance, Air Group remains contingently liable with respect to the payment of principal, interest, if any, and premium, if any, with respect to the Convertible Debt Securities.

         If Air Group exercises its covenant defeasance option, payment of such Convertible Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Convertible Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

                          DESCRIPTION OF CAPITAL STOCK

         Air Group is authorized to issue 50,000,000 shares of Common Stock, $1.00 par value ("Common Stock"), and 5,000,000 shares of preferred stock.

         Voting Rights. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of such class. Holders of Common Stock do not have cumulative rights. The Board of Directors is classified into three classes, with approximately one-third of the Directors elected each year to three-year terms. A vote of a majority of the shares present at a meeting is required to elect each nominee as a Director and to approve most other matters brought before the stockholders for a vote, excluding certain extraordinary transactions.

         Dividend Rights. Holders of Common Stock share ratably in dividends that may be declared by the Board of Directors out of funds legally available therefor.

         Liquidation Rights. Upon any liquidation of Air Group, the holders of Common Stock are entitled to share ratably in the net assets of Air Group available for distribution on the Common Stock.

         Other. The Common Stock has no preemptive or conversion rights and there are no redemption provisions applicable thereto. The Common Stock is listed on the New York Stock Exchange. The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

         Potential Rights of Preferred Stock. Under Air Group's Certificate of Incorporation, the Board of Directors has authority to issue up to 5,000,000 shares of preferred stock. Such shares would have such voting, dividend, liquidation, conversion, redemption and other rights as may be determined by the Board of Directors, subject to the provisions of the Certificate of Incorporation. Shares of Common Stock would be subject to the preferences, rights and powers of any such shares of preferred stock as set forth in Air Group's Certificate of Incorporation and in the resolutions establishing one or more series of preferred stock. No preferred stock was outstanding at the date of this Prospectus.

         Certain Other Provisions. Air Group's Certificate of Incorporation contains certain provisions sometimes referred to as "anti-takeover" provisions. In the event that Air Group at any time has a stockholder who is a beneficial owner of more than 15% of the voting power of Air Group, these provisions would require the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock to approve a consolidation or merger of Air Group with any other corporation, the conveyance to any corporation or other person or any other disposition of all or substantially all of Air Group's assets, or the disposition by Air Group of all or substantially all of the stock or assets of any major subsidiary; provided, however, that this 80% voting requirement does not apply to a transaction which is approved by 80% of the disinterested members of the Board of Directors.

         Air Group is party to a Rights Agreement designed to deter partial and two-tier tender offers, stock accumulation programs and other coercive tactics that might be used to gain control without giving the Board of Directors the opportunity to negotiate on behalf of the stockholders. In accordance with the Rights Agreement, one right is attached to each share of outstanding Common Stock. A holder of a right may, under certain circumstances, purchase at a discount from market value either shares of a special class of voting preferred stock of Air Group or shares of capital stock of a corporate entity attempting to acquire Air Group or surviving a merger or consolidation with Air Group.

                              PLAN OF DISTRIBUTION

         Air Group may sell Convertible Debt Securities to one or more underwriters for public offering and sale by them or may sell Convertible Debt Securities to investors or other persons directly or through agents. Any such underwriter or agent involved in the offer and sale of the Convertible Debt Securities will be named in an applicable Prospectus Supplement.

         Underwriters may offer and sell the Convertible Debt Securities at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. Air Group also may, from time to time, authorize underwriters acting as Air Group's agents to offer and sell the Convertible Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Convertible Debt Securities, underwriters may be deemed to have received compensation from Air Group in the form of underwriting discounts or commission and may also receive commissions from purchasers of Convertible Debt Securities for whom they may act as agent. Underwriters may sell Convertible Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by Air Group to underwriters or agents in connection with the offering of Convertible Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Convertible Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Convertible Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Air Group, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Air Group for certain expenses.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, Air Group and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

         Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Convertible Debt Securities offered hereby will be passed upon for Air Group by Perkins Coie, Seattle, Washington.

                                     EXPERTS

         The financial statements and schedule of Air Group incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED AUGUST 6, 1996

PROSPECTUS

                             ALASKA AIR GROUP, INC.

                                  ------------

                                  COMMON STOCK

                                  ------------

         Alaska Air Group, Inc. ("Air Group") may from time to time offer shares of its Common Stock, par value $1.00 per share ("Common Stock"). The Common Stock offered pursuant to this Prospectus will be limited to $182,250,000 aggregate public offering price. Certain specific terms of the offering of the Common Stock in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including any initial offering price.

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

         Air Group may sell the Common Stock to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the Common Stock in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

         This Prospectus may not be used to consummate sales of Common Stock unless accompanied by a Prospectus Supplement applicable to the Common Stock being sold.

                                  ------------

                THE DATE OF THIS PROSPECTUS IS __________, 1996.

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Air Group or the Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of Air Group since the date hereof.

                              AVAILABLE INFORMATION

         Air Group is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 75 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material filed by Air Group may be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


         This Prospectus constitutes a part of a registration statement on Form S-3 (Registration No. 333-4835) (together with all amendments and exhibits, the "Registration Statement") filed by Air Group with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of any document do not purport to be complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is subject to and qualified in its entirety by such reference. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Air Group and the Common Stock offered hereby.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated into this Prospectus by reference and made a part hereof: Air Group's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Air Group's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, Air Group's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, the description of Air Group's Common Stock contained in Air Group's Registration Statement on form 8-A filed with the Commission on September 19, 1985, including any amendments or reports filed for the purposes of updating such description, and the description of the rights to purchase Series A Participating Preferred Stock in Air Group's Registration Statement on Form 8-A filed with the Commission on December 11, 1986, including any amendments or reports filed for purposes of updating such description.



         All documents filed by Air Group pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus, and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Air Group will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference to such documents).

Requests for such copies should be directed to the office of the Corporate Secretary, Alaska Air Group, Inc., P.O. Box 68947, Seattle, Washington 98168 (telephone (206) 433-3131).

                              AIR GROUP AND ALASKA


         Air Group is a holding company incorporated in Delaware in 1985. Its principal subsidiaries are Alaska Airlines, Inc. ("Alaska") and Horizon Air Industries, Inc. ("Horizon"). Alaska, founded in 1932, provides scheduled air transportation to 37 cities in Alaska, Washington, Oregon, Nevada, California and Arizona, three cities in Mexico, four cities in Russia, one city in Canada and many smaller communities in Alaska and California through code-sharing agreements with local carriers. As of December 31, 1995, Alaska operated 24 owned and 50 leased jet aircraft with an average age of 6.6 years. During 1995, Alaska entered into a marketing agreement with Northwest Airlines whereby certain Alaska flights and certain Northwest flights are dual-designated in airline computer reservation systems as Alaska Airlines and Northwest Airlines. Horizon, a regional commuter carrier founded in 1981, provides scheduled air transportation to 36 cities in Washington, Oregon, Montana, Idaho, California and Wyoming, as well as four cities in Canada. Horizon provides interconnecting passenger traffic to Alaska through its major hub cities, Seattle, Portland and Spokane. As of December 31, 1995, Horizon operated five owned and 62 leased aircraft with an average age of 9.8 years. The principal executive offices of Air Group are located at 19300 Pacific Highway South, Seattle, Washington 98188 (telephone (206) 433-3200).



         For the year ended December 31, 1995, Air Group's consolidated operating revenues were $1.4 billion, of which 89% came from scheduled passenger services, 7% came from freight and mail, and 4% came from mileage plan partners and other nonpassenger sources. Alaska carried approximately 10.1 million passengers in 1995 and accounted for approximately 80% of Air Group's consolidated 1995 operating revenues. Horizon carried approximately 3.8 million passengers in 1995 and accounted for the remaining 20% of Air Group's consolidated 1995 operating revenues.


         In each year since 1973, Alaska has carried more passengers between Alaska and the U.S. mainland than any other airline. Passenger traffic within Alaska and between Alaska and the U.S. mainland accounted for 27% of Alaska's total revenue passenger miles in 1995, while West Coast traffic accounted for 66% and the Mexico markets 7%. Based on passenger enplanements, Alaska's leading airports are Seattle, Portland, Anchorage and Los Angeles. Based on revenues, its leading nonstop routes were Seattle-Anchorage, Seattle-Los Angeles and Seattle-San Francisco.

                                 USE OF PROCEEDS

         Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds to Air Group from the sale of the Common Stock offered hereby will be added to the working capital of Air Group and will be available for general corporate purposes, among which may be the repayment of outstanding indebtedness and financing of capital expenditures by Alaska and Horizon, including the acquisition of aircraft and related equipment.

                           DESCRIPTION OF COMMON STOCK

         Air Group is authorized to issue 50,000,000 shares of Common Stock, $1.00 par value and 5,000,000 shares of preferred stock.

         Voting Rights. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of such class. Holders of Common Stock do not have cumulative rights. The Board of Directors is classified into three classes, with approximately one-third of the Directors elected each year to three-year terms. A vote of a majority of the shares present at a meeting is required to elect each nominee as a Director and to approve most other matters brought before the stockholders for a vote, excluding certain extraordinary transactions.

         Dividend Rights. Holders of Common Stock share ratably in dividends that may be declared by the Board of Directors out of funds legally available therefor.

         Liquidation Rights. Upon any liquidation of Air Group, the holders of Common Stock are entitled to share ratably in the net assets of Air Group available for distribution on the Common Stock.

         Other. The Common Stock has no preemptive or conversion rights and there are no redemption provisions applicable thereto. The Common Stock is listed on the New York Stock Exchange. The registrar and transfer agent for the Common Stock is The First National Bank of Boston.

         Potential Rights of Preferred Stock. Under Air Group's Certificate of Incorporation, the Board of Directors has authority to issue up to 5,000,000 shares of preferred stock. Such shares would have such voting, dividend, liquidation, conversion, redemption and other rights as may be determined by the Board of Directors, subject to the provisions of the Certificate of Incorporation. Shares of Common Stock would be subject to the preferences, rights and powers of any such shares of preferred stock as set forth in Air Group's Certificate of Incorporation and in the resolutions establishing one or more series of preferred stock. No preferred stock was outstanding at the date of this Prospectus.

         Certain Other Provisions. Air Group's Certificate of Incorporation contains certain provisions sometimes referred to as "anti-takeover" provisions. In the event that Air Group at any time has a stockholder who is a beneficial owner of more than 15% of the voting power of Air Group, these provisions would require the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock to approve a consolidation or merger of Air Group with any other corporation, the conveyance to any corporation or other person or any other disposition of all or substantially all of Air Group's assets, or the disposition by Air Group of all or substantially all of the stock or assets of any major subsidiary; provided, however, that this 80% voting requirement does not apply to a transaction which is approved by 80% of the disinterested members of the Board of Directors.

         Air Group is party to a Rights Agreement designed to deter partial and two-tier tender offers, stock accumulation programs and other coercive tactics that might be used to gain control without giving the Board of Directors the opportunity to negotiate on behalf of the stockholders. In accordance with the Rights Agreement, one right is attached to each share of outstanding Common Stock. A holder of a right may, under certain circumstances, purchase at a discount from market value either shares of a special class of voting preferred stock of Air Group or shares of capital stock of a corporate entity attempting to acquire Air Group or surviving a merger or consolidation with Air Group.

                              PLAN OF DISTRIBUTION

         Air Group may sell the Common Stock to one or more underwriters for public offering and sale by them or may sell the Common Stock to investors or other persons directly or through agents. Any such underwriter or agent involved in the offer and sale of the Common Stock will be named in an applicable Prospectus Supplement.

         Underwriters may offer and sell the Common Stock at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. Air Group also may, from time to time, authorize underwriters acting as Air Group's agents to offer and sell the Common Stock upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Common Stock, underwriters may be deemed to have received compensation from Air Group in the form of underwriting discounts or commission and may also receive commissions from purchasers of the Common Stock for whom they may act as agent. Underwriters may sell the Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

         Any underwriting compensation paid by Air Group to underwriters or agents in connection with the offering of the Common Stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Common Stock may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Common Stock may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Air Group, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Air Group for certain expenses.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, Air Group and its subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

         Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Common Stock offered hereby will be passed upon for Air Group by Perkins Coie, Seattle, Washington.

                                     EXPERTS

         The financial statements and schedule of Air Group incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table.

Securities and Exchange Commission registration fee...............................      $   62,845
Blue Sky fees and expenses........................................................               *
Printing and engraving expenses...................................................               *
Legal fees and expenses...........................................................               *
Rating agency fees................................................................               *
Accounting fees and expenses......................................................               *
Owner Trustee fees and expenses...................................................               *
Indenture Trustee fees and expenses...............................................               *
Miscellaneous.....................................................................               *
                                                                                        ----------
     Total........................................................................      $        *
                                                                                        ==========

- -----------

*      Information to be added by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


          Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with specified actions or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable for negligence or misconduct in the performance of the person's duty to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise.


          Article VIII of registrant's By-Laws requires indemnification to the full extent permitted by the Delaware Corporation Law. Subject to any restrictions imposed by Delaware law, the Bylaws of registrant provide a right to indemnification for all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any person in connection with any actual or threatened action, suit or proceeding by reason of the fact that such person is or was a director or officer of registrant or is or was serving at the request of registrant as a director or officer of another corporation. The Bylaws of registrant also provide that registrant may, by action of its Board of Directors, approve indemnification of any other person whom it has the power to indemnify under the Delaware Corporation Law.


         Officers and directors of registrant are covered by insurance (with certain exceptions and within certain limitations) which indemnifies them against losses and liabilities arising from certain alleged "wrongful acts," including alleged errors or misstatements, or certain other alleged wrongful acts or omissions constituting neglect or breach of duty.


         The Underwriting Agreements, filed as Exhibits 1(a) and 1(b) hereto, contain provisions whereby the Underwriters agree to indemnify the registrant, its directors and certain officers and certain other persons, and are incorporated herein by reference.

ITEM 16.  EXHIBITS

         (a) The following Exhibits are filed as part of this Registration
Statement:

Exhibit 1(a)            Form of Underwriting Agreement for Convertible Debt Securities of Air Group*

Exhibit 1(b)            Form of Underwriting Agreement for Common Stock of Air Group*

Exhibit 4(a)(1)         Form of Convertible Senior Debt Securities Indenture for Air Group (incorporated by reference from Exhibit 4(a)(1) to Amendment No. 1 to Air Group's and Alaska's Registration Statement
                            No. 33-52265 on Form S-3 filed on March 11, 1994)

Exhibit 4(a)(2)         Form of Convertible Senior Debt Securities of Air Group (included in Exhibit 4(a)(1))

Exhibit 4(a)(3)         Form of Convertible Subordinated Debt Securities Indenture for Air Group (incorporated by reference from Exhibit 4(a)(3) to Amendment No. 1 to Air Group's and Alaska's Registration
                            Statement No. 33-52265 on Form S-3 filed on March 11, 1994)

Exhibit 4(a)(4)         Form of Convertible Subordinated Debt Securities of Air Group (included in Exhibit 4(a)(3))

Exhibit 4(b)          Certificate of Incorporation of Alaska Air Group, Inc., as amended to date (incorporated by reference from Exhibit 4(d) to Air Group's and Alaska's Registration Statement No. 33-52265
                          on Form S-3 filed of February 14, 1994)

Exhibit 4(c)          Bylaws of Alaska Air Group, Inc., as amended to date (incorporated by reference to Exhibit 3.(ii)
                          to Form 10-K of Alaska Air Group, Inc. for the year ended December 31, 1995)

Exhibit 4(d)          Rights Agreement dated as of December 2, 1986 between Alaska Air Group, Inc. and The First
                           National Bank of Boston, as Rights Agent (incorporated by reference to Exhibit No. 1 to Form 8-A of Alaska Air Group, Inc. filed December 12, 1986)

Exhibit 5(a)          Opinion of Perkins Coie, counsel for Alaska Air Group,
                          Inc. **

Exhibit 12(a)         Computation of Ratio of Earnings to Fixed Charges of Air Group

Exhibit 23(a)         Consent of Perkins Coie (included in Exhibit
                          5(a)) **

Exhibit 23(b)         Consent of Arthur Andersen LLP

Exhibit 24            Power of Attorney**

Exhibit 25(a)         Form T-1 Statement of Eligibility of Trustee under Convertible Debt Securities Indenture of Air
                          Group*


- -----------

*      To be filed by amendment.


**     Previously filed.


ITEM 17. UNDERTAKINGS


         A.  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (a) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

                           (b) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (c) To include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs A(1)(a) and A(1)(b) do not apply if the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         B. The undersigned hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.



         D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Alaska Air Group, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Seattle, Washington, this 6th day of August, 1996.

                              ALASKA AIR GROUP, INC.

                              By:  Harry G. Lehr

                              HARRY G. LEHR
                              ------------------------------
                              Senior Vice President/Finance


         Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on this 6th day of August, 1996.



           SIGNATURE                                        TITLE
           ---------                                        -----

           *JOHN F. KELLY                         Chairman of the Board,
     ---------------------------                  Chief Executive Officer,
         John F. Kelly                            President and Director

            HARRY G. LEHR                         Senior Vice President/Finance
     ---------------------------
         Harry G. Lehr

           *BRADLEY D. TILDEN                     Controller
     ---------------------------
       Bradley D. Tilden

           *WILLIAM H. CLAPP                      Director
     ---------------------------
       William H. Clapp

           *RONALD F. COSGRAVE                    Director
     ---------------------------
      Ronald F. Cosgrave

                        *MARY JANE FATE                           Director
                    ---------------------------
                      Mary Jane Fate

                        *BRUCE R. KENNEDY                         Director
                    ---------------------------
                      Bruce R. Kennedy

                        *R. MARC LANGLAND                         Director
                    ---------------------------
                      R. Marc Langland

                        *BYRON I. MALLOTT                         Director
                    ---------------------------
                      Byron I. Mallott

                        *ROBERT L. PARKER, JR.                    Director
                    ---------------------------
                      Robert L. Parker, Jr.

                        *RICHARD A. WIEN                          Director
                    ---------------------------
                      Richard A. Wien


              *  By       HARRY G. LEHR
                    ---------------------------
                      Harry G. Lehr
                      Attorney-in-Fact

                                INDEX TO EXHIBITS




EXHIBIT NO.                                          EXHIBIT
- ----------                                           -------

Exhibit 1(a)              Form of Underwriting Agreement for Convertible Debt Securities of Air Group*

Exhibit 1(b)              Form of Underwriting Agreement for Common Stock of Air Group*

Exhibit 1(d)              Form of Underwriting Agreement for Equipment Trust Certificates of Alaska*

Exhibit 4(a)(1)           Form of Convertible Senior Debt Securities Indenture for Air Group
                              (incorporated by reference from Exhibit 4(a)(1) to Amendment No. 1 to
                              Air Group's and Alaska's Registration Statement No. 33-52265 on Form S-3
                              filed on March 11, 1994)

Exhibit 4(a)(2)           Form of Convertible Senior Debt Securities of Air Group (included in Exhibit
                              4(a)(1))

Exhibit 4(a)(3)           Form of Convertible Subordinated Debt Securities Indenture for Air Group
                              (incorporated by reference from Exhibit 4(a)(3) to Amendment No. 1 to
                              Air Group's and Alaska's Registration Statement No. 33-52265 on Form S-3
                              filed on March 11, 1994)

Exhibit 4(a)(4)           Form of Convertible Subordinated Debt Securities of Air Group (included in
                              Exhibit 4(a)(3))

                              (included in Exhibit 4(c)(3))

Exhibit 4(b)              Certificate of Incorporation of Alaska Air Group, Inc., as amended to date (incorporated by reference from
                              Exhibit 4(d) to Air Group's and Alaska's Registration Statement No. 33-52265 on Form S-3 filed on
                              February 14, 1994)

Exhibit 4(c)              Bylaws of Alaska Air Group, Inc., as amended to date (incorporated by reference to Exhibit 3.(ii) to Form
                              10-K of Alaska Air Group, Inc. for the year ended December 31, 1995)

Exhibit 4(d)              Rights Agreement dated as of December 2, 1986 between Alaska Air Group, Inc. and The First National Bank of Boston, as Rights Agent (Exhibit No. 1 to Form 8-A of Alaska Air Group, Inc. filed December 12,
                              1986)

Exhibit 5(a)              Opinion of Perkins Coie, counsel for Alaska Air Group, Inc. **

Exhibit 12(a)             Computation of Ratio of Earnings to Fixed Charges of Air Group

Exhibit 23(a)             Consent of Perkins Coie (included in Exhibit 5(a))**

Exhibit 23(b)             Consent of Arthur Andersen LLP

Exhibit 24                Power of Attorney**

Exhibit 25(a)             Form T-1 Statement of Eligibility of Trustee under Convertible Debt Securities Indenture of Air Group*

- -----------

 * To be filed by amendment.

** Previously filed.


                                      -2-